Exhibit 10.7
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR THE
CHIEF EXECUTIVE OFFICER OF BERKSHIRE BANK
Article 1
Description, Purpose and Definitions
1.1 Name. The name of this Plan is the “Berkshire Bank Supplemental Executive Retirement Plan.”
1.2 Purpose. The purpose of the Plan is to promote the retention of Michael P. Daly, the Chief Executive Officer of the Company, by providing an additional source of retirement income to supplement that available to him from other sources.
1.3 Definitions. For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.
“Bank” means Berkshire Bank, Pittsfield, Massachusetts.
“Cause” means termination of employment because of Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.
“Change in Control” means an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Company, as in effect on the date hereof; or (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. § 225.11, as in effect on the date hereof except for the Company’s acquisition of the Bank; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax-qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) solicitations of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Company.

“Company” means Berkshire Hills Bancorp, Inc., a Delaware corporation.
“Disability” means Executive’s absence from employment which: (i) is due to his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) results from a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and causes Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Bank’s employees; or (iii) is based on a determination by the Social Security Administration that Executive is totally disabled.
“Executive” means Michael P. Daly, Chief Executive Officer of the Bank.
“Final Average Earnings” means the highest average of the total salary and bonus paid to executive for any three consecutive completed calendar years preceding termination.
“Separation from Service” shall mean the Executive has experienced a termination of employment with the Bank and its affiliates due to death, Disability, retirement or other termination of employment. Executive will not be deemed to have experienced a Separation from Service if he is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave doe not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. For purposes of this Plan, Executive will be presumed to have a Separation from Service where the level of services performed by the Executive is less than 50 percent of the average level of services performed during the immediately preceding 36-month period. For all purposes hereunder, whether the Executive has had a Separation from Service will be determined in accordance with Treasury Regulation Section 1.409A-1(h) and subsequent guidance.
“Specified Employee” shall have the meaning required under Treasury Regulation Section 1.409A-1(b)(i).

Article 2
Eligibility
2.1 Entitlement to Benefits. Except to the extent provided in Sections 3.2, 3.3 and 3.4, Executive shall become entitled to receive a benefit under the Plan only if his employment with the Bank terminates for reasons other than Cause after he has attained age 62. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to Executive if his employment is terminated for Cause.
Article 3
Supplemental Retirement Benefits
3.1 Basic Benefit. Subject to the succeeding provisions of this Article, Executive shall be entitled to an annual benefit equal to 46.6% of his Final Average Earnings upon his separation from service (other than for Cause) at or after attaining age 62.
3.2 Early Retirement Benefit. If Executive’s separation from service occurs prior to the date he attains age 62 but after attaining age 55, other than by reason of his death or Disability or following a Change in Control, he shall be entitled to a percentage of the basic benefit determined under Section 3. The percentage of Executive’s benefit under this Section 3.2 shall be determined as follows:
(i)	If he retires during the calendar year in which he attains age 55, the benefit otherwise determined under Section 3.1 shall be reduced by 50%.
(ii)	If he retires during the calendar year in which he attains age 56, the benefit otherwise determined under Section 3.1 shall be reduced by 40%.
(iii)	If he retires during the calendar year in which he attains age 57, the benefit otherwise determined under Section 3.1 shall be reduced by 30%.
(iv)	If he retires during the calendar year in which he attains age 58, the benefit otherwise determined under Section 3.1 shall be reduced by 20%.
(v)	If he retires during the calendar year in which he attains age 59, the benefit otherwise determined under Section 3.1 shall be reduced by 15%.
(vi)	If he retires during the calendar year in which he attains age 60, the benefit otherwise determined under Section 3.1 shall be reduced by 10%.
(vii)	If he retires during the calendar year in which he attains age 61, the benefit otherwise determined under Section 3.1 shall be reduced by 5%.
Such benefit shall be paid in accordance with Executive’s election under Section 3.5 at the time specified in Section 3.6.

3.3 Death and Disability Benefits.
A.
If Executive dies while employed by the Bank or his separation from service occurs by reason of his Disability, there shall be paid to him or his designated beneficiary an amount equal to the benefit he would have received under Section 3.1 if he had retired on the date immediately preceding his date of death or termination of employment and, as of such date, was deemed to satisfy the age requirement of Section 3.1. Such benefit shall be paid in accordance with his election under Section 3.5 at the time specified in Section 3.6.

B.
If Executive dies after his entitlement to a benefit has been established by reason of his termination of employment but prior to the time that benefit payment(s) have commenced, such payment(s) shall be made to his beneficiary in accordance with his election.

C.
Executive may, on a form prescribed by and filed with the Administrator, designate a beneficiary to receive any death benefit payable under this section. If no effective beneficiary designation is on file at the time of his death, the death benefit under this section shall be paid as follows:

(1)	To his surviving spouse; or

(2)	If no spouse survives, to his surviving children in equal shares, with the descendants of a child who has predeceased him taking such child’s share by representation; or

(3)	If none of his spouse and descendants is living, to the representative of his estate.
D.
The automatic beneficiaries set forth in Subsection C and, except as otherwise provided in Executive’s duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at his death so that if a beneficiary survives him but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary’s estate.

3.4 Change in Control Benefit
If Executive experiences a Separation from Service with the Bank following a Change in Control (other than for Cause) and such Change in Control also satisfies the requirements for a Change in Control within the meaning of Treasury Regulation Section 1.409A-3(i)(5), there shall be paid to him an amount equal to the benefit he would have received if he had retired on the date immediately preceding his date of termination of employment and, as of such date, was deemed to satisfy the age requirements of Section 3.1. If Executive’s Separation from Service occurs within two (2) years of the Change in Control, such benefit shall be paid in a single lump sum within ten (10) days following Separation from Service, provided however, that if Executive is considered a Specified Employee at the time such payment is due, the lump sum benefit shall be delayed and shall be paid on the first day of the seventh (7th) month following such Separation from Service. If Executive’s Separation from Service occurs more than 2 years following the occurrence of a Change in Control, or if it occurs within 2 years of a Change in Control but the Change in Control does not also satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5), Executive’s benefit shall be paid in accordance with Executive’s election under Section 3.5. To the extent necessary to avoid a penalty under Section 409A of the Code, all or a portion of Executive’s benefit shall be delayed and paid on the first day of the seventh month following Executive’s Separation from Service.

3.5 Form of Benefit.
A
Upon Executive’s entitlement to a benefit under this Plan, his benefit shall be paid in the form of (i) a single life annuity with twenty (20) annual payments guaranteed or (ii) a lump sum which is actuarially equivalent to the annuity form of payment in (i), as designated by Executive on an election form provided by the Bank for such purpose. The election form contemplated by this Section 3.5-A must be completed by Executive no later than December 31, 2008. If Executive has made an election prior to December 31, 2008 and wishes to change such election, Executive can change such election prior to December 31, 2008, without complying with the additional requirements of Section 3.5-B hereof, so long as Executive’s election does not: (i) cause a payment to be made to Executive in 2008 which otherwise would have been made in a later year, or (ii) delay a payment that would otherwise be made to Executive in 2008 and cause such payment to be made in a later year.

B.
Executive may, while employed by the Bank, change the form in which his benefits shall be paid by filing a revised election indicating such change, provided that the election complies with this Section 3.5-B. Such election shall (i) not take effect until at least 12 months after the date on which the election is made, (ii) in the case of an election related to a payment made for reasons other than due or death or Disability, the election must defer the payment date by at least five (5) years beyond the previously scheduled commencement date (or in the case of a life annuity or installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid), and (iii) with respect to an election related to a payment at a specified time or pursuant to a fixed schedule (as described in Treasury Regulation Section 1.409A-3(a)(4)), the election must be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid). No changes in the form of benefit payment shall be permitted following his termination of employment.

3.6 Time of Payment/Calculation of Lump Sum.
A.
Benefit payments made to Executive or Executive’s beneficiary pursuant to Sections 3.1, 3.2 or 3.3 shall commence in accordance with his election under Section 3.5 not later than 60 days following his separation from service.

B.	For purposes of this Plan, any lump sum calculation shall be made assuming a mortality age using the 1994 Group Annuity Reserve (GRA) table and a discount rate of six percent (6%).
3.7 Payment in the Event of Incapacity or Minority. If the Bank, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt of payment, and no legal representative has been appointed for such person, the Administrator in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to one or more legal person(s) as may be chosen by the Administrator from among the following: the institution maintaining such person, such person’s spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator’s payment, based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above, shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan to the extent of such payment.
3.8 Specified Employee. Notwithstanding any other provision of this Article 3, in the event Executive is a Specified Employee, as defined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations issued thereunder, payment of Executive’s Basic Benefit or Early Retirement Benefit, as applicable, shall not commence until six (6) months after Executive’s Separation from Service.
Article 4
Source of Benefits
4.1 Employer Funds. This Plan is unfunded, and all benefits payable to Executive and his beneficiaries shall be payable solely from the general assets of the Bank. Executive shall not be required or permitted to make any contribution to the Plan.
4.2 Trust Fund. The Bank may establish a trust from which part or all of the benefits under the Plan are to be paid. If a trust is established, all of the principal and income of such trust shall remain subject to the claims of the Bank’s creditors until applied to the payment of benefits.

4.3 Executive’s Right to Funds. This Plan constitutes a mere promise by the Bank to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Bank may earmark or place in trust to pay Executive’s benefits under this Plan shall at all times remain in the Bank, and neither Executive nor his beneficiaries shall have any property interest in any specific assets of the Bank. To the extent Executive or any other person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.
Article 5
Administration
5.1 Administrator. The Board of Directors of the Bank shall be the Administrator of the Plan. The Board may delegate any of its administrative functions to another person, subject to the revocation of such delegation at any time.
5.2 Discretion. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether Executive is entitled to a benefit under the Plan, the identity of Executive’s beneficiaries, and the amount and form of the benefit payable to Executive or his beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons.
5.3 Determination of Benefit. The Administrator’s good faith determination of the benefits to which Executive or his beneficiaries are entitled under this Plan shall be conclusive and binding on all persons; provided, however, that this provision shall not preclude the Administrator’s correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any individual by the amount of any overpayment made with respect to Executive.
5.4 Benefit Claim Procedure. Within a reasonable period of time following Executive’s termination of employment, the Administrator will inform Executive or his beneficiary of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, Executive or his beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan’s claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator’s written decision, a written notice of request for review of the decision, and the claimant or the claimant’s representative may review Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate. The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator’s control so require.

5.5 Indemnification. The Bank shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise out of their administration of the Plan, except those that are imposed on account of such person’s willful misconduct.
5.6 Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person’s benefit may be affected by such exercise.
Article 6
Miscellaneous
6.1 Actuarial Equivalency. Except as otherwise provided for in Section 3.7C, whenever an actuarial equivalent must be determined under this Plan, it shall be determined using reasonable actuarial factors elected by the Administrator.
6.2 Termination of Employment. Executive shall be deemed to have terminated employment for purposes of this Plan when he or she has ceased to provide service to the Bank as an employee.
6.3 Effective Date. This Plan is restated effective as of January 1, 2008.
6.4 No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon Executive the right to continue in the employ of the Bank.
6.5 No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon Executive the right to receive any specific level of compensation; nor shall the Bank be prevented in any way from modifying the manner or form in which Executive is to be compensated.
6.6 Effect on Benefit Plans. Neither benefits accrued by Executive under this Plan nor amounts paid pursuant to the Plan following his termination of employment shall be deemed to be salary or other compensation to him for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by the Bank, except to the extent such other plan expressly provides otherwise.
6.7 Rights and Benefits Not Assignable. The rights and benefits of Executive and any other person or persons to whom payments may be made pursuant to this Plan are personal and, except for payments made to the representative of a person’s estate which may be assigned to the persons entitled to such estate, shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of Executive or such person or other disposition.

6.8 Amendment and Termination.
A.
The Board of Directors of the Bank may amend this Plan in such manner as it deems advisable, provided that no amendment shall reduce the accrued benefit of Executive, determined as of the date of the adoption of such amendment.

B.
The Bank may terminate this Plan at any time. No person shall accrue any additional benefits under the Plan following the date of its termination. However, the termination of the Plan shall not affect Executive’s right to receive payment of his accrued benefit (determined as of the date of the Plan’s termination) upon termination of employment; provided Executive would have been entitled to a benefit upon termination of employment if the Plan had not been terminated.

6.9 Governing Law. Except to the extent preempted by federal law, this Plan shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to rules relating to choice of law.
6.10 Entire Agreement. This Plan constitutes the entire understanding between the Bank and each Participant as to the subject matter hereof. No rights are granted to Executive by virtue of this Agreement other than those specifically set forth herein.
6.11 Section 409A Compliance. Notwithstanding any other provision of the Plan or any administrative form related to the Plan, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code, together with any Department of Treasury regulations and other guidance issued thereunder, including without limitation, any regulations or other guidance that may be issued after the date hereof. The Board of Directors, in its discretion, may adopt any amendments to the Plan or modify any related administrative form or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions the Board of Director determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code.